Exhibit 99.1
Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, NY 10036
212 832 3232

Contact:
Robert Klemens
Vice President
Communications
212 796 9377

Cohen & Steers Announces Succession of Chief Financial Officer

Raja Dakkuri joins Cohen & Steers to succeed Matthew Stadler

NEW YORK, June 24, 2024—Cohen & Steers, Inc. (NYSE: CNS) announced today that Raja Dakkuri has joined Cohen & Steers as Executive Vice President and Chief Financial Officer. Mr. Dakkuri succeeds Matthew Stadler, who previously notified Cohen & Steers on October 17, 2023 of his intention to retire during 2024 upon the appointment of his successor.

As Chief Financial Officer, Mr. Dakkuri will lead the firm’s financial operations, financial strategy and investor relations. He joins the firm’s Executive Committee and reports to Joseph Harvey, Chief Executive Officer and President.

Mr. Dakkuri joins Cohen & Steers from Valley National Bancorp and Bank, where he served as Chief Risk Officer. Prior to that he was an executive at Bank Leumi USA from 2015 until its merger with Valley National Bancorp in 2022. At Bank Leumi USA he was most recently the Chief Financial Officer and Chief Operating Officer. Mr. Dakkuri's experience also includes prior finance and accounting roles at Point72, Citigroup and KPMG.

Joseph Harvey, Chief Executive Officer and President, said:
“Raja’s 30 years of financial management and strategy experience will be instrumental in advancing our financial goals, enhancing operational efficiency and continuing to deliver value to our clients and shareholders. We are excited to welcome Raja to our firm.”

Mr. Stadler will remain with the firm in the position of Executive Vice President to support this transition. Mr. Stadler will retire after 19 years of service at Cohen & Steers and over 44 years in the asset management industry.

Mr. Harvey added:
“Matt has played a critical role in the growth and performance of Cohen & Steers over the past two decades, leading our finance department as CFO, as a member of the Executive Committee and a valuable resource for the Corporate Board. We thank Matt for his leadership and dedication and wish him the best in retirement.”

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers
CONTACT: Robert Klemens
Vice President, Communications, Cohen & Steers
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbol: NYSE: CNS

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